Exhibit 10.25
VERIFONE SYSTEMS, INC.
DIRECTOR DEFERRED COMPENSATION PLAN
This Verifone Systems, Inc. Director Deferred Compensation Plan (the “Plan”) is hereby adopted by Verifone Systems, Inc., a Delaware corporation (“Verifone”), for the purpose of providing a deferred compensation arrangement to directors of the Company who are not also employees of the Company (“non-employee directors”) and their beneficiaries in consideration of services rendered to the Company and as an inducement for their continued services in the future. This Plan is effective as of January 1, 2016.
ARTICLE I: DEFINITIONS
Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following definitions shall govern the Plan:

1.1.
“Account” means the book entry account established under the Plan for each Participant (i) to which shall be credited such amounts as the Company shall determine and the Participant’s Credited Investment Return (Loss) determined under Article IV and (ii) which shall be reduced by any distributions made to a Participant.

1.2.	“Beneficiary” those persons, trusts or other entities entitled to receive Benefits which may be payable hereunder upon a Participant’s death as determined under Article VI.

1.3.	“Benefits” means the amounts credited to a Participant’s Account pursuant to such Participant’s deferral elections, plus or minus all Credited Investment Return (Loss).

1.4.	“Board” means the Board of Directors of Verifone.

1.5.
“Change in Control” means an event that constitutes a “Change in Control” as defined in Verifone’s Amended and Restated 2006 Equity Incentive Plan. Notwithstanding the foregoing, a Change in Control shall not be a permissible payment event if a “change in control” within the meaning of Section 409A of the Code has not occurred.

1.6.	“Code” means the Internal Revenue Code of 1986, as amended, and references to particular sections of the Code are deemed to refer to such sections or any successor sections thereto.

1.7.	“Committee” means the Compensation Committee of the Board.

1.8.
“Company” means Verifone and any past, present or future parent corporation or subsidiary corporation of Verifone or other legal entity under common control with Verifone within the meaning of Section 414(c) of the Code. For purposes of the Plan, the terms parent corporation and subsidiary corporation shall be defined as set forth in Sections 424(e) and 424(f) of the Code.

1.9.	“Credited Investment Return (Loss)” means the hypothetical investment return which shall be credited to the Participant’s Account pursuant to Article IV.

1.10.	“Distribution Date” means the date on which distribution of a Participant’s Benefits is made or commenced pursuant to Article V.

1.11.	“Eligible Compensation” means a Participant’s annual Board and committee retainers and annual grant of Restricted Stock Units (“RSUs”).

1.12.	“Verifone” means Verifone Systems, Inc., a Delaware corporation.

1.13.	“Participant” means a non-employee director of the Company.

1.14.	“Plan” shall mean this Verifone Systems, Inc. Director Deferred Compensation Plan, as it may be amended from time to time.

1.15.
“Separation from Service” means a termination of services provided by a Participant to the Company, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h).

1.16.	“Shares” means shares of common stock of Verifone.

1.17.
“Stock Unit” means an unfunded right to receive one Share at a future date. Stock Units may be RSUs, which are granted subject to such vesting requirements and/or other restrictions as set forth in the applicable award agreement, or deferred Stock Units (“DSUs”), which are vested at grant. Stock Units do not have voting rights.

ARTICLE II: ELIGIBILITY

2.1.
Eligibility. Eligibility for participation in the Plan shall be limited to non-employee directors of the Company. Non-employee directors shall be notified as to their eligibility to participate in the Plan and shall be eligible to defer Eligible Compensation in accordance with this Plan and rules established by the Committee.

2.2.	Cessation of Participation. Participation in the Plan shall continue until all of the Benefits to which the Participant is entitled thereunder have been paid in full.

2.3.
Amounts Deferred. Participants may defer from zero to 100% (in 25% increments) of their annual grant of RSUs, rounded up to the nearest RSU. Participants may also elect to convert from zero to 100% (in 25% increments) of their annual cash Board and committee retainers into fully vested DSUs. For each cash retainer payment, which shall be made quarterly unless otherwise determined by the Committee, the number of DSUs credited to the Participant’s Account shall be determined by dividing (a) the product of the applicable percentage and the cash retainer payment by (b) the closing price of Shares on the New York Stock Exchange on the last trading day prior to the date the cash retainer would otherwise have been paid (rounded up to the nearest DSU).

2.4.
Time of Election of Deferral. Except as provided in the following sentence, or at such other times as permissible under Section 409A of the Code as determined by the Committee, an election to defer Eligible Compensation must be made before the end of the calendar year preceding the calendar year in which the Eligible Compensation is earned. Notwithstanding the foregoing, in his or her first year of eligibility a Participant may make a deferral election within 30 days of first becoming eligible, and this initial deferral may relate only to Eligible Compensation attributable to the period following the deferral election.

ARTICLE III: PARTICIPANT ACCOUNTS

3.1.
Establishment of Accounts. The Company shall cause an Account to be kept in the name of each Participant and each Beneficiary of a deceased Participant which shall reflect the value of such Participant’s Benefits as adjusted from time to time to reflect Credited Investment Return (Loss). Each such Account shall be initially credited with the number of Stock Units calculated in accordance with Section 2.3.

3.2.
Vesting. Accounts shall be 100% vested at all times with respect to DSUs and any cash dividend equivalents in respect of DSUs. Any vesting restrictions applicable to an award of RSUs deferred under the Plan shall apply to the portion of the Participant’s Account attributable to such award (including any cash dividend equivalents in respect of such award) until such restrictions lapse in accordance with the original terms of the award.

ARTICLE IV: CREDITED INVESTMENT RETURN (LOSS)

4.1.
Credited Investment Return (Loss). All amounts credited to an Account pursuant to Section 2.3 shall be deemed to be invested in Stock Units. Accounts shall be credited with dividend equivalents to the extent dividends are paid on Shares. Any such dividend equivalents may, in the Committee’s discretion, (a) be credited to the Participant’s Account and deemed invested in Stock Units or (b) be credited to a separate sub-account within the Participant’s Account that is denominated and payable in cash only.

4.2.	Valuation of Accounts. Accounts shall be valued based on the closing price of Shares on the New York Stock Exchange on the last trading day immediately preceding the Distribution Date.
ARTICLE V: BENEFITS

5.1.
(a) Timing of Distribution. At the time a Participant makes a deferral election, the Participant shall elect a Distribution Date that is between the second and tenth anniversaries of the grant date of the Eligible Compensation for such deferred amount. In addition, at such time, the Participant shall also elect whether, in the event a Participant has a Separation from Service prior to his or her Distribution Date, the distribution of amounts credited to his or her Accounts, to the extent vested, shall be made in lump sum or in five annual installments as elected by the Participant. Vested amounts credited to a Participant’s Account shall be paid (or payment shall commence) within 60 days after the earlier of (i) the applicable Distribution Date or (ii) a Separation from Service.

(b) Code Section 409A. It is the intention of the Company and all Participants that payments or benefits payable under this Plan not be subject to the additional taxes imposed pursuant to Section 409A. To the extent such potential payments or benefits could otherwise be subject to such additional taxes, the Company and Participant shall cooperate to structure the payments with the goal of giving the Participant the economic benefits described herein in a manner that does not result in such taxes being imposed.

5.2.
(a) Method of Distribution. Other than payments pursuant to a Separation from Service, death or Disability (as defined below), a Participant’s Account shall be paid a single lump sum payment. All payments from the Plan in respect of vested RSUs and DSUs shall be in the form of Shares; all payments from the Plan in respect of vested dividend equivalents will be in cash. In the event that Benefits are distributed in installments, Accounts (as adjusted for applicable investment gains and losses) shall be divided by the applicable number of years to determine the amount of such annual installment. For purposes of this Plan, each right to receive a benefit payment in annual installments shall be treated as the entitlement to a separate payment.

(b) Death. At the time a Participant makes a deferral election, the Participant shall elect whether, in the event the Participant dies before his or her Benefits have been fully distributed, the Participant’s remaining vested Benefits shall be paid to his or her Beneficiary (i) in a single lump sum payment immediately following the Participant’s death or (ii) according to the Participant’s previous deferral elections. If permitted by the Committee, and solely to the extent determined by the Committee to be in accordance with Section 409A of the Code, a Participant may change the election described in the preceding sentence to select the alternative option.
(c) Disability. At the time a Participant makes a deferral election, the Participant shall elect whether, in the event the Participant’s service terminates due to his or her “Disability” (as defined for the purposes of Section 409A of the Code) before his or her Benefits have been fully distributed, the Participant’s remaining vested Benefits shall be paid (i) in a single lump sum payment immediately following the Participant’s disability or (ii) according to the Participant’s previous deferral elections. If permitted by the Committee, and solely to the extent determined by the Committee to be in accordance with Section 409A of the Code, a Participant may change the election described in the preceding sentence to select the alternative option.

5.3.
Tax Withholding. All payments under this Article V shall be subject to all applicable withholding for state and federal income taxes and to any other federal, state or local taxes which may be applicable thereto. In the event any taxes become due prior to payment, including but not limited to, taxes under Section 3121(v) of the Code, such taxes shall be the sole responsibility of the Participant.

ARTICLE VI: BENEFICIARIES

6.1.
Designation of Beneficiary. The Participant shall have the right to designate, on such form as may be prescribed by the Company, a Beneficiary to receive any Benefits due under Article V which may remain unpaid at the Participant’s death and shall have the right at any time to revoke such designation and to substitute another such Beneficiary.

6.2.	No Designated Beneficiary. If, upon the death of the Participant, there is no valid designation of a Beneficiary, the Beneficiary shall be the Participant’s estate.
ARTICLE VII: ADMINISTRATION OF THE PLAN

7.1.
Administration by the Company. This Plan shall be administered by the Committee. The Committee has the authority to amend the Plan and the sole discretion to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan. The Committee’s powers include the power, in its sole discretion and consistent with the terms of the Plan, to determine who is eligible to participate in this Plan, to determine the eligibility for and the amount of benefits payable under the Plan, to determine when and how amounts are allocated to a Participant’s Account, to establish rules for determining when and how elections can be made, to adopt any rules relating to administering the Plan and to take any other action it deems appropriate to administer the Plan. The Committee may delegate its authority hereunder to one or more members of the Committee or officers of the Company. Whenever the value of an Account is to be determined under this Plan as of a particular date, the Committee may determine such value using any method that is reasonable, in its discretion. Whenever payments are to be made under this Plan, such payments shall be made or begin within 60 days and no interest shall be paid on such amounts for any reasonable delay in making the payments.

7.2.
Change in Control. In the event of a Change in Control, the Committee shall take such actions as it deems necessary in its sole discretion to provide that RSUs and DSUs credited to Participants’ Accounts are treated in similar manner to common Shares. Unless otherwise determined by the Committee, nothing herein shall cause the accelerated vesting or payment of any RSU, DSU or Credited Investment Return (Loss) on a Change in Control.

ARTICLE VIII: MISCELLANEOUS

8.1.
The right of a Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated Beneficiary shall have any rights in or against any specific assets of the Company. Notwithstanding the previous sentence, the Company reserves the right to establish a grantor trust, the assets of which shall remain subject to claims of creditors of the Company, to which Company assets may be invested to fund some or all of the liabilities represented by this Plan. This Plan shall not be construed to require the Company to fund, prior to payment, any of the Benefits payable under this Plan.

8.2.	The right of any Participant, any Beneficiary, or any other person to the payment of any Benefits under this Plan shall not be assigned, transferred, pledged or encumbered.

8.3.	This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.4.	Nothing contained herein shall be construed as conferring upon any Participant the right to continue (or commence) in the service of the Company as a director, employee or otherwise.

8.5.
This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflicts of law thereof, to the extent such construction is not pre-empted by any applicable federal law.

8.6.
This Plan and any applicable election form shall constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those set forth or provided for herein.

8.7.
This Plan may be amended or terminated by the Board at any time in its sole discretion by resolution of the Board; provided, however, that no amendment may be made which would alter the irrevocable nature of an election or which would reduce the amount credited to a Participant’s Account on the date of such amendment. If the Plan is terminated, compensation shall prospectively cease to be deferred as of the date of the termination.

* * *
To record the adoption of the Plan, the Company has caused its authorized officer to execute the same this 17th day of September, 2015.

VERIFONE SYSTEMS, INC.

By:	Alex (Pete) Hart

As its:	Chairman